EXHIBIT 15
To the Board of Directors and Shareholders
Aaron’s, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-3ASR No.: 333-133913, Form S-3 Nos.: 333-88392 and 333-48985, and Form S-8 Nos.: 33-9206, 33-62538, 333-33363, 333-76026 and 333-123426) of Aaron’s, Inc. and Subsidiaries and in the related Prospectuses of our report dated May 4, 2009 relating to the unaudited condensed consolidated interim financial statements of Aaron’s, Inc. and Subsidiaries that are included in its Form 10-Q for the quarter ended March 31, 2009.

/s/ Ernst & Young LLP
Atlanta, Georgia
May 4, 2009